UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 1, 2026

Stone Point Credit Income Fund

(Exact Name of Registrant as Specified in its Charter)

delaware	814-01783	99-6894706
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

20 Horseneck Lane

Greenwich, Connecticut 06830

(Address of Principal Executive Offices, Zip Code)

(203) 862-2900

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter). Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Item 1.01.	Entry into a Material Definitive Agreement.

On June 1, 2026 (the “Closing Date”), SPCIF Funding II LLC, a Delaware limited liability company (“Funding II”) and a wholly owned subsidiary of Stone Point Credit Income Fund, a Delaware statutory trust (the “Fund”), entered into a revolving credit and security agreement (the “Credit Agreement”), with Funding II, as borrower, the lenders from time to time parties thereto, Truist Bank, as administrative agent and swingline lender, Truist Securities, Inc., as lead arranger, Stone Point Credit Income Adviser LLC, as collateral manager, and The Bank of New York Mellon Trust Company, National Association, as collateral agent and collateral administrator. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.

From time to time, the Fund expects to sell and contribute certain investments to Funding II pursuant to a Purchase and Contribution Agreement, dated as of the Closing Date, by and between the Fund and Funding II. The maximum principal amount of the Credit Agreement as of the Closing Date is $200 million, which can be drawn in multiple currencies subject to certain conditions; the availability of this amount is subject to a borrowing base, which is determined on the basis of the value and types of assets held by Funding II from time to time, and satisfaction of certain conditions, including certain concentration limits. The Credit Agreement contains an accordion provision that permits an increase to the maximum principal amount up to $750 million.

The Credit Agreement provides for the ability to draw and redraw revolving loans under the Credit Agreement for a period ending May 31, 2030, unless the commitments are terminated sooner as provided in the Credit Agreement. Unless otherwise terminated, the Credit Agreement will mature on May 31, 2031.

Amounts drawn under the Credit Agreement will bear interest, depending on the advance type, at the applicable benchmark rate (which, for U.S. dollar advances, is three-month Term SOFR), in each case, plus an applicable margin of 1.90% per annum, which applicable margin will increase by 0.125% per annum after the end of the revolving period. The Credit Agreement contains customary covenants and customary events of default. The Credit Agreement is secured by a security interest in the assets of Funding II and on any payments received by Funding II in respect of such assets. Assets pledged to the lenders under the Credit Agreement will not be available to pay the debts of the Fund.

Borrowings under the Credit Agreement are considered borrowings of the Fund for purposes of the Fund’s compliance with the asset coverage requirements under the Investment Company Act of 1940, as amended.

The description above is only a summary of the material provisions of the Credit Agreement and the Purchase and Contribution Agreement and is qualified in its entirety by reference to the full text of the Credit Agreement and the Purchase and Contribution Agreement, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Revolving Credit and Security Agreement, dated as of June 1, 2026, by and among SPCIF Funding II LLC, as borrower, the lenders from time to time parties thereto, Truist Bank, as administrative agent and swingline lender, Truist Securities, Inc., as lead arranger, Stone Point Credit Income Adviser LLC, as collateral manager, and The Bank of New York Mellon Trust Company, National Association, as collateral agent and collateral administrator.*

10.2	Purchase and Contribution Agreement, dated as of June 1, 2026, by and between Stone Point Credit Income Fund, as seller, and SPCIF Funding II LLC, as purchaser.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Certain schedules to this Exhibit have been omitted in accordance with Item 601 of Regulation S-K. The registrant agrees to furnish supplementally a copy of all omitted schedules to the SEC upon its request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Stone Point Credit Income Fund

Dated: June 2, 2026	By:	/s/ Steven P. Henke
	Name:	Steven P. Henke
	Title:	Chief Financial Officer